Exhibit 99.1                                                NEWS RELEASE
                                                      Cone Mills Corporation
                                                        Greensboro, NC 27415




                                                      For Immediate Release


        Judge Approves Cone Mills Bid Procedures Agreed Upon by Creditors

   Bid Deadline Extended to January 23, 2004; Offers for Selected Assets Will
        Be Considered if Total Price Exceeds WL Ross "Stalking Horse" Bid

      Agreement Balances Need for Thorough Review with Imperative of Moving as Quickly as Possible Through Chapter 11 Process

         Greensboro, NC - November 10, 2003 - Cone Mills Corporation today announced that the Delaware Bankruptcy Court has approved bid procedures agreed upon by the company and it's creditors that will enable the company to move forward with its proposed sale of assets to WL Ross & Co. in accordance with
Section 363 of Chapter 11 of the U.S. Bankruptcy Code.

WL Ross & Co. has agreed to purchase substantially all of the company's assets for an estimated total consideration of approximately $90 million, positioning the purchaser as the "stalking horse" - or original bidder - in the auction process. The WL Ross & Co. offer sets a floor for other bids to be submitted during a Section 363 auction process approved by the court, and is subject to higher or better offers. In addition, the agreement calls for WL Ross & Co. to receive a $1.8 million breakup fee if a higher or better bid for the company is accepted.

The bidding procedures will also allow parties interested in purchasing only selected assets of Cone Mills to do so as long as Cone Mills will obtain greater value from such offers than under the offer submitted by WL Ross & Co. The bidding procedures set January 23, 2004 as the deadline for receipt of bids for an auction to be held on January 29, 2004.

John L. Bakane, Chief Executive Officer of Cone Mills, said "Having established bid procedures and an opening bid to finance our exit from bankruptcy gives comfort to our stakeholders for a speedy exit from Chapter 11 early next year."


About Cone Mills

Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and one of the largest commission printers of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila Mexico.

http://www.cone.com

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                  This release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "would," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Contacts:
Michael Gross                                                    Nyssa Tussing
212.484.7721                                                      212.484.7966

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